Exhibit 10.44

Grant No.:_____

CUBESMART
2007 EQUITY INCENTIVE PLAN
(As Amended and Restated, Effective June 1, 2016)

RESTRICTED SHARE AGREEMENT

CubeSmart, a Maryland real estate investment trust (the “Company”), grants common shares of beneficial interest, $.01 par value (the “Shares”), of the Company to the individual named below, subject to the vesting conditions set forth in the attachment.  The grant of Shares is made in consideration of the services to be rendered by Grantee to the Company. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares Covered by Award:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
Name:

Company:
	Name:	Christopher P. Marr
President and Chief Executive Officer

This is not a share certificate or a negotiable instrument.

CUBESMART
2007 EQUITY INCENTIVE PLAN
RESTRICTED SHARE GRANT AGREEMENT

Restricted Shares/ Nontransferability

This Grant is an award of Shares in the number of Shares set forth on the cover sheet subject to the vesting conditions described below. To the extent not yet vested, your Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares be made subject to execution, attachment or similar process.

Issuance and Vesting

The Company will, in its sole discretion, either (i) issue you certificates for the Shares in your name as of the Grant Date, or (ii) maintain a record of this grant and issue certificates to you for the Shares as and when such Shares vest.

Your right to the Shares under this Agreement vests as to one-third (1/3) of the total number of Shares covered by this grant, as shown on the cover sheet, on each of the first three anniversaries of the Grant Date provided you then continue in service as of the applicable vesting dates.

Other than pursuant to the terms of this Agreement, no additional Shares will vest after your service has terminated for any reason unless otherwise provided in a severance plan adopted by the Company in which you are eligible to participate or as determined by the Committee.

Change in Control

If upon a Change in Control, the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) (the “Surviving Corporation”) and your unvested Shares under this Agreement are not assumed by, or replaced with a comparable award by, the Surviving Corporation, your unvested Shares under this Agreement will become fully vested upon such Change in Control.

Termination During Change in Control Protection Period

If (i) the Company is not the Surviving Corporation in a Change in Control, (ii) your unvested Shares were assumed by, or replaced with a comparable award by, the Surviving Corporation, and (iii) you have a Qualifying Termination (as defined in the Cubesmart Executive Severance Plan (the “Executive Severance Plan”) during the Change in Control Protection Period (as defined in the Executive Severance Plan), your unvested Shares immediately prior to your Effective Date of Termination (as defined in the Executive Severance Plan) will become fully vested as of the later to occur of the Effective Date of Termination and the Change in Control.

Termination Other than During Change in Control Period

If you have a Qualifying Termination before or after the Change in Control Protection Period, your unvested Shares immediately prior to your Effective Date of Termination (including any Shares that were assumed by, or replaced with an award of restricted shares that have comparable terms by, the Surviving Corporation) will continue to vest following the Effective Date of Termination in accordance with the vesting terms set forth in the “Issuance and Vesting” section above.

Termination by Death or Disability

If your service terminates because of your death or Disability (as defined in the Executive Severance Plan), then your unvested Shares immediately prior to your Effective Date of Termination will become fully vested as of the Effective Date of Termination.

Forfeiture of Unvested Shares

Except as provided in this Agreement, in the event that your service terminates for any reason other than death, Disability, or a Qualifying Termination, you will forfeit to the Company all of the Shares subject to this grant that have not yet vested.

Recoupment Policy

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to you pursuant to this Agreement or to effect the cancellation of unvested Shares.  You agree that you will be subject to any compensation clawback and recoupment policies that may be applicable to you as an employee of the Company, as in effect from time to time and as approved by the Board, whether or not approved before or after the Grant Date.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of Shares subject to the vesting pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Section 280G Adjustments

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any such reduction shall be made by the Compensation Committee in its sole discretion consistent with the requirements of Section 409A of the Code. Any determination required under this Section, including whether any payments or benefits are parachute payments, shall be made by the Compensation Committee in its sole discretion.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  Furthermore, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate your service with the Company at any time, with or without Cause.

No Impact on Other Benefits	The value of your Shares is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Shareholder Rights; Dividends

You have the right to vote the Shares and to receive any dividends declared or paid on such Shares. Any distributions of stock or other property you receive as a result of any split, stock dividend, combination of Shares or other similar transaction shall be deemed to be a part of the Shares and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is registered in your name.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Successors and Assigns

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Shares may be transferred by will or the laws of descent or distribution.

Legends	Any certificates representing the Shares issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

The Plan

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Shares in this Agreement does not create any contractual right or other right to receive any Shares or other grants in the future. Future grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your service with the Company.

The text of the Plan is incorporated in this Agreement by reference. Except as otherwise noted, capitalized terms used in this Agreement, and not otherwise defined in this Agreement, have the meaning set forth in the Plan.

This Agreement, the Plan and the Executive Severance Plan, as applicable, constitute the entire understanding between you and the Company regarding the award of Shares under this Agreement.
Any prior agreements, commitments or negotiations concerning the award of Shares under this Agreement are superseded.
Notices

Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Interpretation

Any dispute regarding the interpretation of this Agreement shall be submitted by you or the Company to the Compensation Committee of the Company’s Board of Trustees for review. The resolution of such dispute by the Compensation Committee shall be final and binding on you and the Company.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.